EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

FIRST QUARTER 2018 SALES AND EARNINGS

Eau Claire, Wisconsin (April 27, 2018)  ̶  National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2018 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Like last year, the January 3, 2017, sale of the Absorbent Product segment’s assets had a significant impact on first quarter comparative results. The discontinued business contributed earnings of a non-recurring nature or $8,182,000 ($1.17 per share) to the prior year’s first quarter.

For the continuing business, net sales increased $4.0 million or 5.5%. The Defense segment’s net shipments improved $8.0 million or 15.1%, largely reflecting shipments from its backlog. That improvement was offset in part by a decrease at the Housewares/Small Appliance segment of $4.0 million or 19.9%. That decrease was not unexpected. It stemmed from many of the same elements that affected the prior year, i.e., a struggling retail environment and changes in customer product assortments that occurred subsequent to first quarter 2017. Shipments were also unfavorably impacted by inventory carryover at retail and seasonal timing differences. Comparative first quarter operating earnings for the continuing business decreased by $619,000 or 4.4%. Operating earnings largely followed sales with Defense segment earnings increasing $804,000 or 6.0% from comparable 2017 results. The Defense increase was more than offset by the loss from the Housewares/Small Appliances’ segment. Nonetheless, net after tax earnings from the continuing business increased due to the reduced federal tax rate resulting from last year’s tax reform.”

The Housewares/Small Appliance segment introduced at the March 2018 International Housewares Show a brand new line, called “PRESTO precise”. The line consists of three luxury products, the first of which is a uniquely and elegantly styled black stainless steel six-quart electronic pressure cooker/slow cooker. In contrast to traditional units, the new cooker regulates the temperature inside the cooker rather than pressure, resulting in more precise control. The product even adjusts automatically for atmospheric differences, an adjustment that is manual on competitive units. Instead of the standard array of small and confusing buttons, the new cooker uses an intuitive dial and LED screen interface, enabling the user to quickly scroll to the setting of choice from 19 options and determine at a glance the status of the cooking process. The Company also unveiled two handsome PRESTO precise™ skillets in classic 12” and jumbo 16” sizes. Each uses the new digital PRESTO precise™ heat control that enables the user to select an exact temperature from a low of 160°Fto a high of 400°F. With this degree of control, the skillets provide a full range of cooking options including: searing meats; grilling sandwiches and burgers; sautéing vegetables; scrambling eggs; preparing and simmering delicate butter, milk-based or tomato sauces; baking a pineapple upside down cake; and maintaining food on a buffet table at a precise serving temperature. Both skillets are made of heavy cast aluminum for even heating, are coated with a nonstick finish inside and out, and with the control removed, are dishwasher safe. Each also features low profile styling for convenient storage, along with high side walls for extra capacity.

In addition to the PRESTO precise™ line, the Company introduced at the show a new indoor smoker/slow cooker that prepares on the kitchen counter delicious smoked meat, fish, poultry, vegetables and even cheese and eggs. A convenient digital touchpad enables the user to smoke hot, smoke cold, or smoke both hot and cold using the wood chips of choice to infuse a variety of flavors. The accompanying three-tiered rack, provides extra smoking capacity. The product also doubles as a slow cooker and includes a removable nonstick coated, dishwasher safe pot. The PanGogh™ pancake art griddle was shown as well. The griddle not only prepares delicious pancakes, but provides the perfect setting for the pancake artist, complete with canvas-colored nonstick coating and a four-sided

EXHIBIT 99.1

cool-touch surround that doubles as a picture frame. The griddle is accompanied by two fine-tipped and two standard-tipped bottles for the application of colored batter, along with a two-sided, stick-free template for drawing adorable lion and ice cream cone shaped pancakes. Additional templates for creating seasonal shapes including snowmen, hearts, tulips, ghosts, bunnies, turkeys, Santas and more, will be available as well. A new digital AirDaddy® fryer was also unveiled at the show. It features a large digital touchscreen enabling the user to set the temperature and time from 150°F to 400°F and times up to 60 minutes. Alternatively, the user can choose one of the four handy presets for fries, meat, fish, and chicken. Like the original AirDaddy®, the unit is square, providing more food capacity than standard, round units and includes a sizable immersible basket and handy cord storage. It too uses air rather than oil to "fry" foods and can be used for baking, grilling, and roasting. Finally, the Company introduced a derivative 12” skillet and 22” griddle featuring its new DuraRock™ coating. The new coating has a speckled porcelain look and is ultra durable.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service/self-reloadable fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

	THREE MONTHS ENDED
	April 1, 2018	April 2, 2017
Net Sales	$76,826,000	$72,854,000
Earnings from Continuing Operations	$10,994,000	$9,973,000
Earnings from Discontinued Operations	$(8,000)	$8,182,000
Net Earnings	$10,986,000	$18,155,000
Net Earnings Per Share	$1.57	$2.60
Weighted Average Shares Outstanding	6,999,000	6,981,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.